Exhibit 10.1

Griffon Corporation
712 Fifth Avenue, 18th Floor

New York, New York, 10019

April 27, 2010

Mr. Seth L. Kaplan

c/o Griffon Corporation

712 Fifth Avenue, 18th Floor

New York, NY 10036

RE:          Offer of Employment

Dear Seth:

On behalf of Griffon Corporation (the “Company”), I am pleased to offer you the position of Senior Vice-President, General Counsel and Secretary of the Company.  During your employment as Senior Vice-President, General Counsel and Secretary of the Company you will (i) be responsible for, and, along with the Company’s Chief Executive Officer, have authority over, the Company’s legal functions, and (ii) have such other duties and responsibilities as are assigned to you by the Company’s Chief Executive Officer or the Company’s Board of Directors (not inconsistent in any significant respect with the duties and responsibilities typically assigned to the general counsel of a publicly-traded corporation).  You will faithfully devote all of your business time to the performance of such duties.  You will report solely and directly to the Company’s Chief Executive Officer or his designees.  Your employment will commence on or about May 17, 2010 (the “Start Date”).

Compensation

The base salary offered by the Company is $312,500 per annum while you are employed by the Company, subject to increase, in the sole discretion of the Compensation Committee of the Company’s Board of Directors (the “Committee”) upon review of your performance by the Company’s Chief Executive Officer and the Committee on the six-month anniversary of the Start Date.  The Committee will also conduct periodic performance reviews thereafter, and may increase your base salary in its sole discretion.  For each fiscal year ended during your period of employment, you will be eligible to receive a performance based bonus as determined by the Committee having (i) a target bonus opportunity equal to up to fifty percent (50%) of your base salary based upon the achievement of target performance objectives; and (ii) a maximum bonus opportunity equal to up to one hundred percent (100%) of your base salary based upon the achievement of superior performance objectives, in all cases as established and certified by the Committee in accordance with the Company’s 2006 Performance Bonus Plan or another plan or plans providing you annual award opportunities; provided that, with respect to the partial fiscal year commencing on your Start Date and ending September 30, 2010, your performance-based bonus will be appropriately pro-rated based on the number of days in such fiscal year during which you were employed by the Company.  Such performance based bonus will be paid at the time the Company pays its officers annual bonuses for the fiscal year, but no later than 75 days after the fiscal year end.

Contingent upon the approval of the Committee, you will receive a grant of 40,000 restricted shares of the Company’s common stock (the “Restricted Stock Award”), as soon as administratively feasible upon your commencement of employment.  The Restricted Stock Award will be subject to the terms of the Company’s 2006 Equity Incentive Plan.  The Restricted Stock Award will cliff vest in full on the fourth (4th) anniversary of the date of grant, provided that you are then still employed by the Company or, if earlier, upon your termination of employment with the Company without “Cause” or for “Good Reason,” as such terms are defined in the Severance Agreement between you and the Company, dated April 27, 2010, a copy of which is attached hereto as Exhibit A (the “Severance Agreement”).  In addition, notwithstanding the foregoing, in the event of your termination of employment due to “Disability,” as defined in the Severance Agreement, a pro-rata portion of the Restricted Stock Award will vest in a percentage equal to the number of days worked by you from the grant date until your Disability termination date over 1,460.  The award agreement for the Restricted Stock Award shall permit you to satisfy your tax withholding obligations by having the Company withhold a sufficient number of shares to satisfy such obligations.  Additionally, during your period of employment you will be eligible to receive subsequent annual grants of restricted stock and/or other equity-based awards, in the amount, type and frequency determined by the Committee in its sole discretion.  It is expected that senior management will recommend to the Committee that any such subsequent annual equity grant or grants be at the same percentage of base salary as provided to other senior executives from time to time (currently valued at approximately 125% of base salary).  However, the Committee (and the Company) reserves the right to grant a higher or lower value or amount to you in its sole discretion (regardless of the value or amount granted to other senior executives), taking into account corporate performance, individual performance and other relevant developments or considerations.

During your employment, all your reasonable business expenses incurred in connection with the performance of your duties shall be reimbursed by the Company, in accordance with Company policies.  During your employment, the Company will provide you with an automobile allowance sufficient to cover the expenses attributable to a mid-size luxury automobile, including, without limitation, lease cost, insurance, maintenance and parking.  To the extent any right to reimbursements or in-kind benefits hereunder constitutes “non-qualified deferred compensation” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), (i) all such reimbursements shall be made as soon as practicable, but no later than the last day of the taxable year following the taxable year in which the related expenses were incurred, (ii) no such right shall be subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

During your employment, you will receive four (4) weeks of paid vacation per annum, to be taken in accordance with Company policies.  In addition, the Company will use commercially best efforts to provide you with term life insurance coverage, commencing no later than the sixtieth (60th) day after your Start Date, with a face amount equal to three (3) times your base salary.  The Company’s obligation to obtain such coverage shall be subject to your submitting to a physical examination, if required, and otherwise cooperating with the underwriting process.  Subject to the above, the Company (i) will apply for this insurance no later than fifteen (15) days after your Start Date and (ii) such coverage shall continue during your employment with the Company.

Finally, during your employment, you will be eligible to participate in all welfare benefit plans and tax-qualified retirement plans of the Company as are generally available to the Company’s other similarly situated executives in accordance with, and subject to, the terms and provisions of such plans and programs, including, without limitation, profit-sharing plans, savings and similar plans, accidental death and dismemberment insurance, travel accident insurance, hospitalization insurance, surgical insurance, major medical insurance, dental and vision insurance, short-term and long-term disability insurance, sick leave, holidays and any other employee benefit plans and programs that may be sponsored by the Company from time to time.  You acknowledge and agree that, during such time as the Severance Agreement is in effect, you are not entitled to receive payments or benefits under any severance plan, program or arrangement of the Company, other than the payments or benefits you may become entitled to receive under the Severance Agreement.

Certain Excise Taxes

In the event of a change of control of the Company during your period of employment, anything in this offer letter or the Severance Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, benefit or distribution by, to or for the benefit of you, whether made under this offer letter, the Severance Agreement or otherwise (a “Payment”) would be subject to the excise tax imposed by Code Section 4999 or any like or successor section thereto (the “Excise Tax”) and if the net-after tax amount (taking into account all applicable taxes payable by you, including any Excise Tax) that you would receive with respect to such Payments does not exceed the net-after tax amount you would receive if the amount of such Payments was reduced to the maximum amount which could otherwise be payable to you without the imposition of the Excise Tax, then, to the extent necessary to eliminate the imposition of the Excise Tax, such Payments shall be reduced in the following order, (i) first, any future cash Payments (if any) shall be reduced (if necessary, to zero); (ii) second, any current cash Payments shall be reduced (if necessary, to zero); (ii) third, all non-cash Payments (other than equity or equity derivative related payments) shall be reduced (if necessary, to zero); and (iv) fourth, all equity or equity derivative payments shall be reduced.

Restrictive Covenants

Upon your acceptance of this offer of employment, and in consideration of the benefits provided hereunder and under the Severance Agreement, you agree to the following restrictive covenants.

Confidentiality.  You agree that at all times during your term of employment with the Company and at all times thereafter (except as otherwise required by applicable law, regulation or legal process) you shall hold in strictest confidence and not use for your own benefit or the benefit of any other person, and not disclose to any person without authorization from the Company, any Confidential Information.  “Confidential Information” means any and all confidential or proprietary business information of the Company or its affiliates, including, without limitation, information relating to the Company’s or its affiliates’ trade secrets, software and technology architecture, networks, business methodologies, facilities, financial and operational information, contracts, customer lists, marketing or sales prospect lists, “know how,” and all copies, reproductions, notes, analyses, compilations, studies, interpretations, summaries and other documents in connection with the foregoing.  Confidential Information does not include any information which (i) is or becomes publicly known or available other than as a result of wrongful disclosure by you, (ii) becomes available to you on a non-confidential basis from a source which, to your knowledge, is not prohibited from disclosing such Confidential Information to you, or (iii) is generally known in the industry in which the Company or its affiliates operate and pertains to activities or business not specific to the Company or its affiliates.  Additionally, you will deliver promptly to the Company upon any termination of your employment, all agreements, memoranda, notes, records, reports and other documents (and all copies thereof) relating to the Company’s business and all other property of the Company, which you may then possess or have under your control other than publicly available documents.

Non-Solicitation of Employees.  During your period of employment and for the eighteen (18) month period following any termination of your employment (the “Non-Solicit Period”), you will not, for any reason, solicit, assist or encourage the solicitation of, employ or engage the services of any person who was a full-time employee (“Employee”) of, or independent contractor (“Independent Contractor”) to, the Company at the date of such termination or within six (6) months prior thereto to work for you or for any entity with which you are affiliated.  For this purpose, the term “solicit” will mean contacting, or providing information to others who may reasonably be expected to contact, any Employee or Independent Contractor regarding such Employee’s or Independent Contractor’s interest in seeking employment with an entity other than (i) the Company or (ii) an entity affiliated with the Company.

Non-Solicitation of Customers/Non-Interference with Vendors.  During your period of employment and the Non-Solicit Period, you will not, for any reason, solicit or encourage any vendor, Customer or Prospective Customer to cease any relationship with the Company or any of its affiliates, or service in any way any Customer or Prospective Customer.  For this purpose, the term “solicit” will mean contacting, or providing information to others who may reasonably be expected to contact, any such vendor, Customer or Prospective Customer regarding such Customer or Prospective Customer’s interest in receiving your services or the services of any entity with which you are affiliated or the cessation of any such relationship. The term “Customer” will mean all persons for whom the Company maintains an active account or file in the active records of the Company, or for whom the Company has otherwise performed or performs any services or provided products within the twelve (12) month period preceding your termination of employment.  The term “Prospective Customer” means those persons and entities who have been approached by or on behalf of the Company to become a customer or who have been entered into the internal records of the Company as a prospective or potential customer.

Non-Compete.  You expressly covenant and agree that during your period of employment and the Non-Solicit Period, you will not directly or indirectly, own, manage, operate, join, control, receive compensation or benefits from, or participate in the ownership, management, operation, or control of, or be employed or be otherwise connected in any manner with, any business which directly or indirectly competes in any material respect with any of the businesses of the Company or any of its affiliates, as conducted or planned by the Company or any affiliate during your employment.

Non-Disparagement.  You agree that, during your period of employment and thereafter, you will not defame, disparage or publicly criticize the Company and/or its affiliates and/or management to any person or entity.  In addition, you will not speak in a negative or disparaging manner about the Company and/or its affiliates and/or management or its business, to the media, whether electronic, print or otherwise, without the prior written approval of the Company.  Nothing herein, however, will prohibit you from making truthful statements to the extent legally compelled or otherwise required by applicable laws or governmental regulations or judicial or regulatory proceedings.

Remedy for Breach.  You acknowledge and agree that the restrictions set forth in this section (titled “Restrictive Covenants”), including the protection of the Company’s Confidential Information and the prohibitions against competition and solicitation, are critical and necessary to protect the Company’s legitimate business interests; are reasonably drawn to this end with respect to duration, scope, and otherwise; are not unduly burdensome; are not injurious to the public interest; and are supported by adequate consideration.  You also acknowledge and agree that, in the event that you breach any of these restrictions, the Company could suffer immediate, irreparable injury and will, therefore, be entitled to seek injunctive relief, in addition to any other damages to which it may be entitled.  In the event of any dispute, claim or cause of action arising out of this offer letter or the Severance Agreement, the losing party shall reimburse the prevailing party for the costs and reasonable attorneys’ fees incurred by the prevailing party in connection with such dispute, claim or cause of action.

Severability; Modification.  You acknowledge that the restrictive covenants contained in this offer letter and in the Severance Agreement are reasonable and valid in geographical and temporal scope and in all other respects.  If any arbitrator or court of competent jurisdiction determines that any such restrictive covenants, or any part of any of them, is invalid or unenforceable, the remainder of such covenants and parts thereof shall not thereby be affected and shall be given full effect, without regard to the invalid portion.  If any arbitrator or court determines that any of such covenants, or any part thereof, is invalid or unenforceable because of the geographic or temporal scope of such provision, such arbitrator or court shall reduce such scope to the extent necessary to make such covenants valid and enforceable.

Representation

In accepting this offer, you represent and warrant to the Company that your execution of this offer letter and the performance of your obligations hereunder and under the Severance Agreement will not breach or be in conflict with any other agreement to which you are a party or by which you are otherwise bound.  You further represent and warrant that you are not currently subject to any covenants against competition or similar covenants or any court order that could preclude or otherwise affect the performance of your duties and obligations hereunder and under the Severance Agreement.

Arbitration

You agree that any disputes arising under this offer letter, the Severance Agreement or in connection with the terms of your employment with the Company will be resolved by binding arbitration to be held in New York, New York in accordance with the rules and procedures of the American Arbitration Association then in effect; provided, however, that the Company may bring an action in any court of law or equity to specifically enforce any confidentiality, non-compete, non-interference, non-disparagement or non-solicitation covenant.  Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction.  The fees charged by the American Arbitration Association in connection with commencing the arbitration will be borne equally by you and the Company.

Withholding/Taxes

You will be solely responsible for any applicable federal, state, local or other taxes, resulting from any taxable income paid to you hereunder or otherwise by the Company, including without limitation any taxes imposed under Code Section 409A or Code Section 4999.  Notwithstanding the foregoing, the Company shall be entitled to withhold from any payments made to you hereunder, and to report to appropriate federal, state and local taxing authorities, all amounts required to be withheld or reported.

Employment At-Will

This offer letter is not meant to constitute a contract of employment for a specific term.  Employment with the Company is at-will.  This means that, if you accept this offer, both you and the Company will retain the right to terminate your employment at any time, with or without notice or cause, except as otherwise expressly provided in the Severance Agreement.  To enable us to appropriately transition your work, however, we do ask that you provide us one month’s notice if you decide to resign.

Governing Law

This offer letter shall be governed by and construed in accordance the laws of the State of New York without reference to its principles of conflicts of law.

Assignability; Binding Nature

This offer letter shall be binding upon and inure to the benefit of the parties and their respective successors, heirs (if applicable) and assigns. No rights or obligations of the parties under this offer letter may be assigned without the consent of both parties, except by will or the laws of descent and distribution.

Entire Agreement

Except to the extent otherwise provided herein, this offer letter, together with the Severance Agreement, contains the entire understanding and agreement between the parties concerning the subject matter hereof and supersedes any prior agreements, whether written or oral, between the parties concerning the subject matter hereof.  Unless otherwise expressly determined by the Company’s Board of Directors or the Committee in its sole discretion after the Start Date, so long as the Severance Agreement is in effect, payments and benefits provided under this offer letter and under the Severance Agreement are in lieu of any payments or other benefits under any severance program or policy of the Company to which you would otherwise be entitled.

Amendment or Waiver

No provision in this offer letter may be amended unless such amendment is agreed to in writing and signed by both you and an authorized officer of the Company. No waiver by either party of any breach by the other party of any condition or provision contained in this offer letter to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the party to be charged with the waiver.

Survival

The respective rights and obligations of the parties hereunder shall survive the termination of this offer letter, and the termination of your employment with the Company for any reason, to the extent necessary to enforce the rights and obligations of the parties following any such termination as set forth in this offer letter.

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This offer letter is contingent upon a satisfactory background check and receipt by the Company of this offer letter countersigned by you.  Please return the signed offer letter to the Company in the enclosed self-addressed envelope no later than the Start Date.

If you have any questions or concerns please do not hesitate to contact me.  We look forward to welcoming you to the Griffon Corporation team.

Yours very truly,

GRIFFON CORPORATION

By:	/s/ Ronald J. Kramer
	Name:	Ronald J. Kramer
	Title:	Chief Executive Officer

/s/ Seth L. Kaplan
Seth L. Kaplan
Date: April 27, 2010

Enclosures